Exhibit 99.1

For Immediate Release	For more information contact:
April 16, 2013	James La Neve, Vice President and CFO 765-807-2640

Chromcraft Revington, Inc.
Provides Update on Filing of Form 10-K

West Lafayette, Indiana, April 16, 2013 – Chromcraft Revington, Inc. (NYSE MKT: CRC) previously disclosed in its Form 12b-25 filing that it was unable to file its Annual Report on Form 10-K for the year ended December 31, 2012 with the Securities and Exchange Commission by the prescribed due date of April 1, 2013 and that it expected to file its Form 10-K by April 16, 2013.  The Company has been in active discussions with its current lender to amend the provisions of its existing credit facility and has also received a non-binding proposal letter and term sheet from another potential lender regarding the possible refinancing of such credit facility.  The Company requires additional time to finalize these negotiations and to complete the preparation of and to file its Form 10-K, which the Company expects will occur on or before May 31, 2013.  No assurances can be made that the Company’s current lender will agree to an amendment of its existing credit facility on the terms requested by the Company or that the Company will otherwise be able to refinance such credit facility on satisfactory terms.

As of December 31, 2012, the Company had total assets of approximately $27.8 million, total liabilities of $12.7 million and total stockholders’ equity of approximately $15.1 million.  The Company anticipates that its sales will approximate $56.6 million for the year ended December 31, 2012 and its net loss for the year ended December 31, 2012 will be approximately $6.1 million, as compared to a net loss of $4.4 million for the year ended December 31, 2011.  The increased net loss in 2012 was primarily due to the recognition of a $0.9 million impairment of its facility in Delphi, Indiana in order to write the asset down to its estimated fair value, bank termination fees and additional interest expense of $0.3 million, and the reversal in the fourth quarter of 2011 of a $0.6 million accrual for estimated environmental costs related to land that was sold in December 2011.  The financial information included in this news release is unaudited.

Chromcraft Revington® businesses design, manufacture and import residential and commercial furniture marketed primarily in the U.S.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® and Executive Office Concepts brands.  The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates a U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi and a manufacturing facility for office suites and other commercial furniture lines in California.

Certain information and statements contained in this news release are forward-looking statements.  These forward-looking statements can be generally identified as such because they include future tense or dates, are not historical or current facts, or include words such as “believe,”  “may,”  “expect,”  “intend,” “plan,” “anticipate,” or words of similar import.  Forward-looking statements express management’s current expectations or forecasts of future events or outcomes, but are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those in such statements.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those identified in the forward-looking statements are the impact of the current economic difficulties in the United States and elsewhere; import and domestic competition in the furniture industry; our ability to execute our business strategies; our ability to grow sales and reduce expenses to eliminate our operating losses; the recent slowdown in the U.S. office furniture market will continue; pressure to reduce deficit spending at various governmental entities that directly or indirectly purchase our products; our ability to sell the right product mix; our inability to raise prices in response to increasing costs; continued credit availability under our current credit facility and our ability to fully utilize the credit facility; our ability to raise additional financing, if needed; our ability to anticipate or respond to changes in the tastes or needs of our end users in a timely manner; supply disruptions with products manufactured in China, Vietnam and other Asian countries; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of our customers and their ability to continue or increase product orders; loss of key management; other factors that generally affect business; and certain risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.